UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – July 6, 2005

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East RiverCenter Boulevard Suite 1600 Covington, Kentucky		41011
(Address of Principal Executive Offices)		(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Not applicable

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 6, 2005, Omnicare, Inc., a Delaware corporation (“Omnicare”), Nectarine Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Omnicare (the “Purchaser”), and NeighborCare, Inc., a Pennsylvania corporation (“NeighborCare”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Omnicare will offer to purchase all of the outstanding shares of NeighborCare common stock (the “Offer”) at a purchase price of $34.75 per share, net to seller in cash, without interest. The Merger Agreement further provides that, if the Offer is consummated and provided that certain other conditions are satisfied, Purchaser will be merged with and into the NeighborCare, with NeighborCare surviving as a wholly owned subsidiary of Omnicare. Pursuant to the terms of the Merger Agreement, Omnicare will amend its outstanding Offer on or about July 13, 2005 to reflect the terms of the Merger Agreement. The transaction was unanimously approved by the board of directors of Omnicare and NeighborCare.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit No. 2.1 and incorporated herein by reference.

On July 7, 2005, Omnicare and NeighborCare issued a press release regarding the execution of the Merger Agreement, which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

2.1	Agreement and Plan of Merger, dated July 6, 2005, by and among Omnicare, Inc., Nectarine Acquisition Corp. and NeighborCare, Inc.

99.1	Press Release issued by Omnicare, Inc., dated July 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/S/ CHERYL D. HODGES
Name:	Cheryl D. Hodges
Title:	Senior Vice President and Secretary

Dated: July 7, 2005